STEM CELL ASSURANCE, INC.
SHAREHOLDER AGREEMENT AND IRREVOCABLE PROXY

This Shareholder Agreement and Irrevocable Proxy is by and between Richard M. Proodian (“Proodian”) and Mark Weinreb (“Weinreb”).  Proodian and Weinreb agree that the 21,522,609 shares of common stock, par value $.001 per share (the “Common Stock”), of Stem Cell Assurance, Inc. (the “Company”) owned by Proodian, and any and all shares of capital stock issued in connection with a stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, conversion or similar transaction (collectively, “Shares”), shall be voted as determined by Weinreb.

Proodian hereby appoints Weinreb his attorney and proxy, with full power of substitution, in the name and stead of Proodian, to vote as proxy all of the Shares at any and all meetings of the stockholders of the Company, including any adjournments or postponements thereof, and/or in any and all written consents in lieu of a meeting of stockholders, in such manner as Weinreb may determine in his sole discretion.

The foregoing irrevocable proxy is hereby declared to be irrevocable and to be a power coupled with an interest that shall survive the death, disability, incompetence or bankruptcy of Proodian.

This Shareholder Agreement and Irrevocable Proxy shall expire three (3) years from the date hereof and shall be binding upon the legal representatives, successors, assigns and transferees of Proodian.

This Shareholder Agreement and Irrevocable Proxy may only be amended by a writing executed by the parties.

Dated: June 15, 2011

/s/ Richard M. Proodian
Richard M. Proodian

/s/ Mark Weinreb
Mark Weinreb